Exhibit 99.1

OSS Signs Five Year $60 Million OEM Agreement with Disguise

Systems for Media and Entertainment Servers

ESCONDIDO, Calif. – July 3, 2019 – One Stop Systems, Inc. (Nasdaq: OSS), a leader in specialized high-performance edge computing, has signed an exclusive five-year OEM and supply agreement with Disguise Systems Limited for media and entertainment servers.

The agreement has a minimum business level to OSS of $60 million, with OSS receiving exclusive manufacturing rights for all system level products sold by Disguise for shipments to the Americas, Japan and South Korea.

“This major global OEM contract builds upon our long-standing collaboration with Disguise, a global leader in media and entertainment,” said Steve Cooper, president and CEO of OSS. “We’ve been proud to support Disguise as a leader in powering the video production of large-scale events around the world, including two Super Bowls and countless live entertainment projects. Together, we will continue to deliver the next generation of media technologies designed to help artists and technologists realize their vision.”

About One Stop Systems

One Stop Systems, Inc. (OSS) designs and manufactures innovative specialized high-performance computing modules and systems, including customized servers, compute accelerators, expansion systems, flash storage arrays and ION Accelerator storage software. These products are used for deep learning, AI, defense, finance and entertainment applications, and empower scientists, engineers, creators and other professionals to push the boundaries of their industries.

OSS utilizes the power of PCI Express, the latest GPU accelerators and NVMe storage to build award-winning systems, including many industry firsts, for OEMs and government customers. The company enables AI on the Fly™ by bringing AI datacenter performance to ‘the edge’ and on mobile platforms, and by addressing the entire AI workflow, from high speed data acquisition to deep learning, training and inference. OSS products are available directly or through global distributors. For more information, go to www.onestopsystems.com.

Forward-Looking Statements

One Stop Systems (OSS) cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contact:

Katie Rivera

One Stop Systems, Inc.

Tel (760) 745-9883

Email contact

Investor Relations:

Ronald Both or Grant Stude

CMA

Tel (949) 432-7557

Email contact